                                                                    Exhibit 12.1

                    Statement Regarding Computation of Ratios
                           Teekay Shipping Corporation
               Computation of Ratio of Earnings to Fixed Charges*
                          (In Thousands Except Ratios)



                                                            Nine Months                       Fiscal Years Ended
                                                               Ended     -----------------------------------------------------------
                                                             Sep. 30,    Dec. 31,   Dec. 31,      Dec. 31,      Mar. 31,    Mar. 31,
                                                               2002       2001        2000         1999           1999**       1998
                                                             -------     --------   -------      --------       --------    --------
                                                            (unaudited)                       (nine months)
Fixed Charges:
      Interest expense and amortization of
        deferred financing costs                              43,854      66,249     74,540        44,996         44,797      56,269
      Capitalized interest                                     4,150       2,531          -         1,710          3,018         283
                                                             -------     -------    -------      --------         ------     -------
      Total Fixed Charges (A)                                 48,004      68,780     74,540        46,706         47,815      56,552
                                                             -------     -------    -------      --------         ------     -------
Earnings:
    Net income (loss)                                         20,285     336,518    270,020      (19,595)         45,406      70,504
    Add  (deduct):
      Extraordinary items                                          -           -          -             -              -           -
      Income taxes                                             9,701       6,963        999         1,500          1,900           -
      Minority interest expense                                1,267       3,553      1,874             -              -           -
      Equity income                                          (3,052)    (17,324)    (9,546)        (721)               -           -
      Interest expense and amortization of deferred
        financing costs                                       43,854      66,249     74,540        44,996         44,797      56,269
      Amortization of capitalized interest                     1,037       1,332        999           668          1,146       1,135
                                                             -------     -------    -------      --------         ------     -------
      Total Earnings Available To Cover Fixed Charges (B)     73,092     397,291    338,886        26,848         93,249     127,908
                                                             -------     -------    -------      --------         ------     -------
Ratio of Earnings to Fixed Charges (B/A)                        1.5x        5.8x       4.6x          0.6x           2.0x        2.3x
                                                             =======     =======    =======      ========         ======     =======
Dollar Amount of Deficiency in Earnings to Fixed Charges         N/A         N/A        N/A        19,858            N/A         N/A
                                                             =======     =======    =======      ========         ======     =======


* As defined in Item 503(d) of Regulation S-K of the Securities Exchange Act of 1934.

** As amended by early adoption of Statement of Financial Accounting Standards No. 145, "Extinguishment of Debt and Capital Lease Modification," which requires any gain or loss on debt extinguishments to be classified as income or loss from continuing operations, rather than as an extraordinary item as previously required under Statement of Financial Accounting Standards No. 4.

                         CAPITALIZATION AND INDEBTEDNESS

The following table sets out the Company's capitalization and indebtedness on an historical basis as at September 30, 2002, which have been calculated in accordance with accounting principles generally accepted in the United States.

                                                                                              As at
                                                                                           September 30,
                                                                                               2002
                                                                                     -----------------------
                                                                                    (USD 1,000's - unaudited)
      Capitalization
        Capital stock                                                                        470,299
        Retained earnings                                                                    929,426
        Accumulated other comprehensive loss                                                  (5,476)
                                                                                          ----------
                                                                                           1,394,249
                                                                                          ----------

                                                                                          ----------
      Minority Interest                                                                       20,042
                                                                                          ----------
      Indebtedness (1)(2)
        Due within one year                                                                   55,165
        Due after more than one year                                                         916,575
                                                                                          ----------
                                                                                             971,740
                                                                                          ----------
      Total Capitalization                                                                 2,386,031
                                                                                          ==========

     (1) As of September 30, 2002, Teekay were directly obligated for or guaranteed $686.1 million.

     (2) Of the total indebtedness at September 30, 2002, $704.1 million was secured by certain assets of the Company. Teekay and certain subsidiaries of Teekay have guaranteed their share of the outstanding mortgage debt in three 50%-owned joint venture companies. As of September 30, 2002, Teekay and these subsidiaries have guaranteed $84.4 million of such debt, or 50% of the total $168.8 million in outstanding mortgage debt of the joint venture companies.